Exhibit 99.1

PRESS RELEASE	CONTACT: Michael Nason
FOR IMMEDIATE RELEASE	nason.mike@gmail.com
Office: 949-609-1966
Cell: 949-500-1180

MAURY DEWALD

Leading Financial Director Joins flexSCAN
Board of Directors

Mission Viejo, Calif., September 25, 2006 - flexSCAN, Inc. (OTCBB:FXSC) announced today the addition of Maury DeWald to its board of directors and as the Chairman of flexSCAN’s Audit Committee.

Since 1992, DeWald has been the Chief Executive Officer of Verity Financial Group, Inc., a private investment development and financial advisory firm based in Irvine, CA. He is also currently serving on the Board of Directors of Integrated Healthcare Holdings, Inc., Quality Systems, Inc. (NASDAQ:QSII), and Mizuho Corporate Bank of California. He previously served on the Board of Directors of KPMG as well as Managing Partner for KPMG’s Los Angeles, Chicago and Orange County Offices.

Mr. DeWald also has many past and current affiliations with numerous non-profit organizations and charities such as the United Way of Greater Los Angeles (past Chairman, Director), Loyola Marymount University (Trustee), University of Notre Dame (School of Business Advisory Council), Boy Scouts of America - Los Angeles (Advisory board), Orange County Community Foundation (Advisory Board), and the Los Angeles County Music Center (Board of Governors).

“Mr. DeWald brings 30 years of audit experience to our company and untold value in terms of his planning skills and ability to develop strategic relationships,” says Thomas Banks, CEO and Chairman of flexSCAN, Inc.

“I anticipate great things from flexSCAN,” said DeWald. “The unique proposition of health30™ is a true innovation. Not only will it revolutionize the way employees improve their health status, it will also help employers rein in the cost of healthcare benefits' expense.”

About flexSCAN, Inc.:

flexSCAN, Inc. is an innovator of corporate health and wellness programs that help employers address the spiraling increases in healthcare premiums. flexSCAN’s patent-pending and proprietary program health360™ rewards employees for managing their health and wellness by using the company’s online personal health records (PHR) system and other services. The program simultaneously remunerates employers for endorsing and supporting the program. For more information about flexSCAN visit www.flexscan.comorwww.health360.com.

Forward-Looking Statements:

Certain matters discussed in this news release are “forward-looking statements.” These forward-looking statements, which apply only on the date of this release, generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expects,” “intends,” “estimates,” “anticipates,” “believes,” “continues” or words of similar import. Similarly, statements that describe flexSCAN’s future plans, objectives or goals are also forward-looking statements, which generally involve known and unknown risks, uncertainties and other facts that may cause the actual results, performance or achievements of flexSCAN to be materially different from those expressed or implied by such forward-looking statements. Such factors may include the following: uncertainties associated with product development, the risk that flexSCAN will not obtain approval to market its products, the risk that flexSCAN’s products will not gain market acceptance, the risks associated with dependence upon key personnel and the need for additional financing.

Contact Information: flexSCAN, Inc., Michael Nason, nason.mike@gmail.com, office: 949-609-1966, cell: 949-500-1180.